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                                                                  EXHIBIT (h)(1)

                             HEWITT INSTITUTIONAL
                               MONEY MARKET FUND

                       AMENDED ADMINISTRATION AGREEMENT


     This Amended Administration Agreement is made as of August 23, 2000 by and between Hewitt Associates LLC ("HA"), and Hewitt Series Trust, a Delaware business trust (the "Trust").

                                  WITNESSETH:

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust and HA entered into an Administration Agreement as of September 1, 1998, pursuant to which HA has rendered certain administrative services to the Trust; and

          WHEREAS, the Trust and HA have agreed to amend the Administration Agreement;

          NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1. Appointment. The Trust hereby appoints HA to act as administrator for Hewitt Institutional Money Market Fund (the "Fund") , a series of the Trust, on the terms set forth in this Agreement. HA accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule A, annexed hereto and incorporated herein.

          2. Delivery of Documents. The Trust has furnished HA with copies of each of the following:

          (a) Resolutions of the Trust's Board of Trustees authorizing the appointment of HA to provide certain administrative services to the Fund and approving this Agreement;

          (b) The Trust's Certificate of Trust filed with the Secretary of the State of Delaware on July 7, 1998, the Trust's Declaration of Trust and all amendments thereto (the "Declaration of Trust");

          (c) The Trust's By-Laws and all amendments thereto (the "By-Laws");

          (d) The Third Party Feeder Fund Agreement between Master Investment Portfolio and the Trust dated as of September 1, 1998, as amended through the date hereof;
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          (e) The Custody Agreement between Investors Bank & Trust Company (the
"IBTC") and the Trust dated September 1, 1998, as amended through the date hereof;

          (f) The Transfer Agency and Service Agreement between IBTC and the Trust dated as of September 1, 1998, as amended through the date hereof;

          (g) The Sub-Administration Agreement between IBTC and the Trust dated as of September 1, 1998, as amended through the date hereof; and

          (h) The Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and under the 1940 Act, as filed with the Securities and Exchange Commission ("SEC"), and all amendments thereto (the "Registration Statement").

          The Trust will furnish HA from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, as well as copies of all prospectuses and statements of additional information of the Fund and all amendments and supplements thereto (together, the "Prospectus"). Furthermore, the Trust will provide HA with any other documents that HA may reasonably request and will notify HA as soon as possible of any matter materially affecting the performance by HA of its services under this Agreement.

          3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, HA, as administrator for the Fund, will assist in supervising various aspects of the Trust's administrative operations in relation to the Fund and undertakes to perform the following specific services:

          (a) Maintaining such office facilities as necessary to provide the services hereafter set forth (which may be in the offices of HA or a corporate affiliate);

          (b) Furnishing to the Fund non-investment related statistical and research data, data processing services, clerical services, executive and administrative services, and stationery and office supplies in connection with its services hereunder;

          (c) Furnishing to the Fund corporate secretarial services including preparation and distribution of materials for Board of Trustees meetings as they relate to the Fund;

          (d) Assisting in the preparation of the Registration Statement and any Pre-Effective and Post-Effective Amendments to the Registration Statement as related to the Fund, notices of annual or special meetings of shareholders of the Fund and proxy materials relating to such meetings;

          (e) Assisting in the preparation of periodic reports to shareholders to the Fund and regulatory filings of the Fund;

          (f) Assisting in the determination of the jurisdictions in which the shares of the Fund will be registered or qualified for sale;

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          (g) Providing the services of persons employed by HA or its affiliates who may be appointed as officers of the Trust by the Trust's Board of Trustees;

          (h) Assisting the Trust in routine regulatory examinations of the Fund, and working closely with outside counsel to the Trust in response to any litigation, investigations or regulatory matters relating to the Fund; and

          (i) Assisting in the preparation of the financial statements of the Fund and in coordinating the annual audit of such financial statements by the independent auditors of the Trust.

          In performing its duties as administrator of the Fund, HA will act in accordance with the Declaration of Trust, By-Laws, Prospectus [of the Fund] and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

          4. Allocation of Expenses and Fees. HA shall bear all expenses in connection with the performance of its services under this Agreement, except as noted below.

          (a) HA will from time to time employ or associate with itself such person or persons as HA may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both HA and the Trust. The compensation of such person or persons shall be paid by HA and no obligation shall be incurred on behalf of the Trust in such respect.

          (b) HA shall not be required to pay any of the following expenses incurred by the Trust: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of stock certificates; the costs of printing and mailing prospectuses, reports and notices for use by shareholders of the Fund; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with HA or with any affiliated company of HA; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Trust.

          (c) For the services to be rendered, the facilities to be furnished and the payments to be made to HA, as provided for in this Agreement, the Trust shall compensate HA for its services rendered pursuant to this Agreement in accordance with the fee schedule set forth in Schedule A, annexed hereto and incorporated herein; provided however, that HA shall absorb expenses of the Fund (other than interest, brokerage commissions and extraordinary expenses) to the extent necessary to assure that total ordinary operating expenses of the Fund do not exceed annually 0.45% of the average daily net assets of the Fund.

          (d) HA will bill the Trust as soon as practicable after the end of each calendar month. The Trust will promptly pay to HA the amount of such billing.

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          5.  Limitation of Liability.

          (a) HA shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from HA's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify HA against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence of HA in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Trust and HA agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board of Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

          (b) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

          6.  Term and Termination.

          (a) This Agreement shall become effective on the date hereof and shall continue for a period of two (2) years from the date of its effectiveness (the "Initial Term") unless earlier terminated pursuant to the terms of this Agreement. Thereafter this Agreement may be renewed for successive terms of one
(1) year ("Renewal Term") each, provided, that each such Renewal Term is approved by the Board of Trustees of the Trust, including the vote of a majority of the Trustees who are not "Interested Persons," as defined by the 1940 Act and the rules thereunder, of the Trust.

          (b) Either party may terminate this Agreement, without penalty, at any time upon not than less than sixty (60) days' prior written notice to the other party.

          (c) In the event a termination notice is given by the Trust, all reasonable out of pocket expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

          (d) This Agreement shall terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder.

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          7.  Amendment to this Agreement.  No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is bought.

          8.  Miscellaneous.

          (a) This Agreement shall be construed in accordance with the laws of the State of Illinois.

          (b) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

          (c) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (d) This Agreement and the schedule hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.



HEWITT ASSOCIATES LLC


By:    /s/ C.L. Connolly, III
       ----------------------
Name:  C.L. Connolly, III
Title: Principal

HEWITT SERIES TRUST, on behalf of
Hewitt Institutional Money Market Fund


By:    /s/ Stacy L. Schaus
       ----------------------
Name:  Stacy L. Schaus
Title: President

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                                  SCHEDULE A


FEE SCHEDULE FOR ADMINISTRATION SERVICES


The fee shall be computed at the annual rate of 0.10% of the average daily net assets of the Fund, and shall be paid monthly in arrears.